Exhibit 10.2
PIONEER NATURAL RESOURCES COMPANY
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (“Agreement”) is entered into, as of August 10, 2005, among Pioneer Natural Resources Company, a Delaware corporation (“Parent”), Pioneer Natural Resources USA, Inc. (“Employer”), and                      (“Employee”). As henceforth used in this Agreement, the term “Company” shall be deemed to include Parent and its direct or indirect majority-owned subsidiaries.
Recitals
     Parent and Employer acknowledge that Employee possesses skills and knowledge instrumental to the successful conduct of the Company’s business. Parent and Employer are willing to enter into this Agreement with Employee in order to better ensure themselves of access to the continued services of Employee both before and after a Change in Control.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Term. The term of this Agreement shall commence on the date indicated above (the “Effective Date”) and end on September 30, 2007. Thereafter, on the date on which the term of this Agreement (as it may be extended from time to time under this paragraph 1) would otherwise expire, so long as Employee is still an employee of the Company on such date, such term will be automatically extended for 12 months, unless Parent shall have provided written notice to Employee at least 6 months before the date that the term would otherwise expire that it does not want the term to be extended. Parent may deliver a conditional notice of non-renewal that will be effective only if Employee does not agree, within the time period specified by Parent, to any amendment or modification of this Agreement that Parent shall request be executed as a condition to allowing the term hereof to be extended. Notwithstanding the foregoing, and regardless of whether Parent has theretofore delivered a notice of non-renewal and/or sought agreement from Employee to amendments to this Agreement, if a Potential Change in Control or a Change in Control occurs during the term hereof, the term of this Agreement shall be automatically extended to the second anniversary of the date on which the Change in Control occurs (the “Change in Control Date”); provided, however, that if no Change in Control has occurred prior to the first anniversary of the occurrence of a Potential Change in Control and the Board of Directors of Parent (the “Board”), acting in good faith, thereafter adopts a resolution that such Potential Change in Control will not result in the occurrence of a Change in Control, the term of this Agreement shall expire on a date specified by the Board not earlier than the first anniversary of the adoption of such resolution (unless otherwise extended pursuant to the second sentence of this paragraph 1).
     2. Operation of Agreement. Except as expressly provided below, no benefits shall be payable under this Agreement if Employee is not employed by the Company on the Change in Control Date. Notwithstanding anything else contained herein to the contrary, if Employee’s employment is terminated (a) by the Company and such termination is not a Termination for Cause and (b) after the occurrence of a Potential Change in Control but prior to a Change in Control and a Change in Control occurs within 12 months after such termination, Employee shall be deemed, solely for purposes of determining Employee’s rights under this Agreement, to have remained employed until the Change in Control Date and to have been terminated by the Company without cause immediately thereafter; provided, however, that, in such case, the Separation Payment payable hereunder shall be reduced by the amount of any other cash severance benefits theretofore paid to Employee in connection with such termination. If Employee is still an employee of the Company on the Change in Control Date, or Employee is deemed, for purposes of this Agreement, to continue to be in the employ of the Company until the Change in Control Date pursuant to the immediately preceding sentence, upon the occurrence of a Change in Control this Agreement shall supercede any other individual agreement between Parent and Employer and Employee the primary purpose of which is to provide Employee the right to receive severance benefits and certain other benefits ancillary to such severance benefits in connection with the termination of Employee’s employment (the “Severance Agreement”), subject, if applicable, to the offset set forth in the immediately preceding sentence.
     3. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     (a) “Accrued Obligations” shall mean any vested amounts or benefits owing to Employee under any of the Company’s employee benefit plans and programs in which Employee has participated, including any compensation previously deferred by Employee (together with any accrued earnings thereon) and not yet paid.
     (b) “Base Salary” shall mean Employee’s annualized base salary at the rate in effect at the relevant date or event as reflected in Employer’s regular payroll records.
     (c) “Change in Control” shall mean an event that constitutes a “change in control” as defined in Parent’s Long-Term Incentive Plan (the “LTIP”), as in effect on the Effective Date or as subsequently amended from time to time (except that any amendment to such definition adopted on or after, or within 180 days prior to, a Change in Control or Potential Change in Control shall not be applied in determining the definition of such term under this Agreement unless such amendment is favorable to Employee).
     (d) "Date of Termination” shall mean
     (1) In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein; and
     (2) In all other cases, the actual date on which Employee’s employment terminates.
     (e) “Disability” shall mean Employee’s physical or mental impairment or incapacity of sufficient severity such that
     (1) In the opinion of a qualified physician selected by Parent with the consent of Employee or Employee’s legal representative (which consent shall not be unreasonably withheld), after taking into account all reasonable accommodations that the Company has made or could make, Employee is unable to continue to perform Employee’s duties and responsibilities as an employee of the Company; and
     (2) Employee’s condition entitles Employee to long-term disability benefits under any employee benefit plan maintained by the Company or any of its affiliates that are at least comparable to those made available to Employee by the Company prior to the Change in Control.
For purposes of subparagraph (e)(1) above, Employee agrees to provide such access to Employee’s medical records and to submit to such physical examinations and medical tests as, in the opinion of the physician selected by Parent, is reasonably necessary to make the determination required as to Employee’s ability to perform Employee’s duties and responsibilities.
     (f) “Earned Salary” shall mean the Base Salary earned by Employee, but unpaid, through Employee’s Date of Termination.
     (g) “Normal Retirement Date” shall mean the date on which Employee attains age 60.
     (h) “Notice of Termination” shall mean a written notice given, in the case of a Termination for Cause, within 45 days of Parent’s or Employer’s having actual knowledge of the events giving rise to such termination, and in the case of a Termination for Good Reason, within 90 days of the later to occur of (x) the Change in Control Date or (y) Employee’s having actual knowledge of the events giving rise to such termination. Any such Notice of Termination shall
     (1) Indicate the specific termination provision in this Agreement relied upon;
     (2) Set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and
     (3) If the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice).
The failure by Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Termination for Good Reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.
     (i) “Potential Change in Control” shall mean the occurrence of any of the following events:
     (1) Any person or group shall have announced publicly an intention to effect a Change in Control, or commenced any action (such as the commencement of a tender offer for Parent’s common stock or the solicitation of proxies for the election of any of Parent’s directors) that, if successful, could reasonably be expected to result in the occurrence of a Change in Control;
     (2) Parent enters into an agreement the consummation of which would constitute a Change in Control; or
     (3) Any other event occurs which the Board declares to be a Potential Change in Control.
     (j) “Separation Payment” shall mean any lump sum cash payment in excess of Earned Salary and Accrued Obligations payable to Employee under this Agreement.
     (k) “Target Bonus” shall mean the greater of
     (1) the average of the target bonuses made available to Employee under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Change in Control Date occurs and for each of the last 2 years ended prior to the year in which the Change in Control Date occurs (or, if less, the number of years prior to the year in which the Change in Control Date occurs during which Employee was employed by the Company); and
     (2) Employee’s highest target bonus made available to Employee under the annual bonus program in which Employee participated for services rendered or to be rendered by Employee in any calendar year after the calendar year in which the Change in Control Date occurs;
in either case as reflected in Employer’s records.
     (l) “Termination for Cause” shall mean a termination of Employee’s employment by Parent and Employer due to the occurrence of any of the following
     (1) Employee’s continued failure (i) to substantially perform Employee’s duties and responsibilities (other than any such failure resulting from Employee’s physical or mental impairment or incapacity) or (ii) to comply with any material written policy of the Company generally applicable to all officers of the Company and, if applicable, the successor in interest to Parent or, if such successor is a subsidiary of any other entity, the direct or indirect ultimate parent of such successor (such successor or such ultimate parent entity, the “Parent Successor”), which specifically provides that Employee may be dismissed (or Employee’s employment terminated) as a consequence of any such failure to comply, in either case more than 10 business days after written demand for substantial performance or compliance with the policy is delivered by Parent specifically identifying the manner in which Parent believes Employee has not substantially performed Employee’s duties and responsibilities or not complied with the written policy;

     (2) Employee’s engaging in an act or acts of gross misconduct which result in, or are intended to result in, material damage to the Company’s business or reputation;
     (3) Employee’s failure, following a written request from Parent, reasonably to cooperate (including, without limitation, the refusal by Employee to be interviewed or deposed, or to give testimony) in connection with any investigation or proceeding, whether internal or external (including, without limitation, by any governmental or quasi-governmental agency), into the business practices or operations of the Company; or
     (4) Employee’s conviction of (or plea of guilty or nolo contendere to a charge of) any felony or any crime or misdemeanor, in either case, involving moral turpitude or financial misconduct which results in significant monetary damage to the Company.
For purposes of subparagraph (l)(2) above, an act, or failure to act, on Employee’s part shall only be considered “misconduct” if done, or omitted, by Employee not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.
     (m) “Termination for Good Reason” shall mean a termination of Employee’s employment by Employee due to the occurrence of any of the following, without the express written consent of Employee, after the occurrence of a Potential Change in Control or a Change in Control:
     (1) (i) The assignment to Employee of any duties inconsistent in any material adverse respect with Employee’s position, authority or responsibilities as in effect immediately prior to a Potential Change in Control or a Change in Control, or (ii) any other material adverse change in such position, including titles, authority or responsibilities, which, in the case of any officer of Parent, shall be deemed to have occurred unless, following the Change in Control Date, Employee holds such position or positions with the Parent Successor that are substantially comparable to the position or positions held by Employee with Parent immediately prior to the Change in Control Date (or, if higher, immediately prior to the occurrence of a Potential Change in Control);
     (2) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied promptly after receipt of notice thereof given by Employee, to provide Employee with an annual Base Salary which is at least equal to the Base Salary payable to Employee immediately prior to the Change in Control Date (or, if higher, immediately prior to the occurrence of a Potential Change in Control) or, if more favorable to Employee, at the rate made available to Employee at any time thereafter (the “Protected Base Salary”);
     (3) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied promptly after receipt of notice thereof given by Employee, to provide Employee with a reasonably achievable opportunity (determined in a manner consistent with the Company’s practices prior to the Change in Control) to receive an annual bonus ranging from 100%, at targeted levels of performance, to 200%, at superior levels of performance, of Employee’s Target Bonus;
     (4) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied promptly after receipt of notice thereof given by Employee, to provide Employee with annual awards of long-term incentive compensation that have a value (using the same valuation methodologies used for valuing long-term incentive compensation awards of a similar type made to senior officers of Parent and, if applicable, the Parent Successor) at least equal to the average dollar value assigned thereto by the Company at the date of grant of the last three annual long-term incentive compensation awards (including, without limitation, equity and equity-based awards) granted to Employee in respect of Employee’s employment with the Company (or if Employee has received less than three such annual grants, the average of the value of the number of grants received by Employee prior to the Change in Control Date);
     (5) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied promptly after receipt of notice thereof given by Employee, to permit Employee (and, to the extent applicable, Employee’s dependents) to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs at a level that is materially less favorable in the aggregate than the benefits provided under the plans of the Company and its affiliated companies prior to the Change in Control Date (or, if more favorable to Employee, at the level made available to Employee or other similarly situated officers at any time thereafter); or
     (6) If, not later than the Change in Control Date, any Parent Successor shall have failed to agree in writing to assume and perform this Agreement as required by paragraph 7(h) hereof.
     4. Termination of Employment.
     (a) Right to Terminate. Nothing in this Agreement shall be construed in any way to limit the right of the Company to terminate Employee’s employment, with or without cause, or for Employee to terminate Employee’s employment with the Company, with or without reason; provided, however, that the Company and Employee must nonetheless comply with any duty or obligation such party has at law or under any agreement (including paragraph 6 of this Agreement) between the parties.
     (b) Termination due to Death or Disability. Employee’s employment with the Company shall be terminated upon Employee’s death. By written notice to the other party, either the Company or Employee may terminate Employee’s employment due to Disability.
     5. Amounts Payable Upon Termination of Employment. The following provisions shall apply to any termination of Employee’s employment occurring (or which,

pursuant to paragraph 2, is deemed to occur) at the time of, or at any time within 2 years following, a Change in Control:
     (a) Death, Disability or Normal Retirement. In the event that Employee’s employment terminates due to Employee’s death or Disability (regardless of whether such Disability termination is initiated by Employee or the Company) or due to the voluntary retirement by Employee (which is not a Termination for Good Reason) at or after attaining Normal Retirement Date, Parent or Employer shall pay Employee (or, if applicable, Employee’s beneficiaries or legal representative(s)):
     (1) The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;
     (2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice; and
     (3) A Separation Payment in an amount equal to Employee’s Base Salary, which shall be paid, in all cases other than a voluntary retirement on or after Normal Retirement Date, within 10 days following Employee’s Date of Termination, and, in the case of a voluntary retirement on or after Normal Retirement Date, 6 months and 1 day after Employee’s Date of Termination.
     (b) Cause and Voluntary Termination. If Employee’s employment is terminated by the Company in a Termination for Cause or voluntarily by Employee (other than in a Termination for Good Reason or at or after Normal Retirement Date), Parent or Employer shall pay Employee
     (1) The Earned Salary as soon as practicable (but in no event more than 10 days), following Employee’s Date of Termination; and
     (2) The Accrued Obligations in accordance with applicable law and the provisions of any applicable plan, program, policy or practice.
     (c) Termination for Good Reason or Without Cause. If Employee terminates Employee’s employment in a Termination for Good Reason or the Company terminates Employee’s employment for any reason other than those described in paragraphs 5(a) and (b) above, Parent or Employer shall pay or shall provide to Employee the following benefits and compensation:
     (1) The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;
     (2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;
     (3) Continued coverage following Employee’s Date of Termination, at the same costs that apply to similarly situated active employees, for Employee and Employee’s eligible dependants under the Employer’s group health plan(s) (as defined by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) in which Employee was participating prior to the Date of Termination or, to the extent such continued coverage cannot be provided under such plan without adverse consequences for the Company or Employee due to non-discrimination requirements, then under an individual or group policy that is substantially similar in all material respects to the coverage made available under such group health plan(s), for the period over which the Protected Base Salary payable as part of the Separation Payment under subparagraph 5(c)(6) would have been payable if it had been paid over time in accordance with the Employer’s payroll practices as in effect at the Change in Control Date; provided, however, that such continued coverage shall cease if and when Employee becomes eligible for comparable coverage under the group health plans of a subsequent employer. For the avoidance of doubt, it is understood that Employee’s right, if any, to purchase continued coverage under COBRA shall commence following the expiration of the continued coverage provided under this subparagraph 5(c)(3); and
     (4) If Employee shall have relocated Employee’s principal residence to enter into the Company’s employ, or otherwise relocated such residence at the request of the Company, within 1 year of the Change in Control Date, and if Employee elects to relocate to Employee’s original location following Employee’s Date of Termination, relocation benefits under the same relocation policy as applied to Employee’s initial relocation; provided, however, that the benefits provided hereunder shall not be duplicative of any relocation benefits to which Employee is entitled in connection with the plan, policy, program or practice of any subsequent employer;
     (5) To the extent that any award granted to Employee under the LTIP and outstanding on the Change in Control Date shall not have previously become fully vested and, as applicable, exercisable, payable, distributable and free of any transfer restrictions, such award shall be and become fully vested and, as applicable, exercisable, payable or distributable to, and transferable by, Employee on Employee’s Date of Termination, without any further action by the Company or any other person(s);
     (6) A Separation Payment, as soon as practicable (but no later than 10 days) following Employee’s Date of Termination, in an amount equal to the sum of
     (i) 2.99 times the sum of Employee’s Protected Base Salary and Target Bonus;
     (ii) The product of (A) the amount of the Target Bonus and (B) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365;
     (iii) If Employee’s employment was terminated prior to the Change in Control Date, but Employee is deemed to have continued in the Company’s employment for purposes of this Agreement until the Change in Control Date pursuant to paragraph 2 hereof, an amount equal to the value (as determined based on the fair market value of the Parent’s common stock on the Change in Control Date, but debiting therefrom any amount Employee would be required to pay to receive the benefit of such award) of any equity awards (including, without limitation, stock options and restricted stock) granted to Employee under the LTIP that were outstanding but unvested (after taking into account any accelerated vesting thereof in connection with such termination of employment) on Employee’s Date of Termination; and
     (iv) If the termination of employment is by the Company and if the Date of Termination is less than 30 days after the date Notice of Termination is given, an amount equal to 1/12 (one twelfth) of the Protected Base Salary, which amount shall be paid in cash on the Date of Termination.
     (d) Benefits Payable Due to Forced Relocation. If Employee is not otherwise entitled to terminate Employee’s employment in a Termination for Good Reason and terminates employment voluntarily because Parent or Parent Successor requires (or notifies Employee in writing that it will require) Employee to be based at any office or location more than 50 miles from that location at which Employee principally performed services for the Company immediately prior to the Change in Control Date, except for travel reasonably required in the performance of Employee’s responsibilities, Parent or Employer shall pay or shall provide to Employee the following benefits and compensation:
     (1) The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;
     (2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;
     (3) Continued coverage, at the same costs that apply to similarly situated active employees, for Employee and Employee’s eligible dependants under Employer’s group health plan(s) (within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) in which Employee was participating prior to the Date of Termination for a period of 12 months following Employee’s Date of Termination (or, if earlier, until Employee is eligible for comparable coverage under the group health plan(s) of a subsequent employer); and
     (4) A Separation Payment, as soon as practicable (but no later than 10 days) following Employee’s Date of Termination, in an amount equal to Employee’s Protected Base Salary.
     (e) Certain Further Payments by Parent and Employer.
     (1) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by the Company or any affiliated company in connection with the Change in Control that are treated as parachute payments under Section 280G of the

Internal Revenue Code of 1986, as amended (the “Code” and such payments, collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, Parent or Employer shall pay to Employee at the time specified in subparagraph 5(e)(5) below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by Employee with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this paragraph 5(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.
     (2) Assumptions for Calculation. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,
     (i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by Parent prior to the Change in Control Date or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax; and
     (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
     (3) Assumed Tax Rates. For purposes of determining the amount of the Tax Reimbursement Payment, Employee shall be deemed to pay:
     (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and
     (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.
     (4) Subsequent Adjustment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Employee shall repay to Parent or Employer, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to Parent or Employer has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to Parent or Employer shall not exceed interest received or credited to Employee by such tax authority for the period it held such portion. Employee and Parent shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Employee’s good faith claim for refund or credit is denied.
     In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), Parent or Employer shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.
     (5) Timing of Payments. The Tax Reimbursement Payment (or portion thereof) provided for in paragraph 5(e)(1) above shall be paid to Employee not later than 10 days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, Parent or Employer shall pay to Employee by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Parent or Employer to Employee, payable on the fifth business day after written demand by Parent or Employer for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).
     6. Nonpublic Information.
     (a) Acknowledgement of Access. Employee hereby acknowledges that, in connection with Employee’s employment with the Company, Employee has received, and will continue to receive, various information regarding the Company and its business, operations and affairs. All such information, to the extent not publicly available other than as a result of a disclosure by Employee in violation of this Agreement, is referred to herein as the “Nonpublic Information.”
     (b) Agreement to Keep Confidential. Employee hereby agrees that, from and after the Effective Date and continuing until 3 years following Employee’s Date of Termination, Employee will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board, Chief Executive Officer or the President of Parent, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of Employee’s services to the Company; provided, however, that the provisions of this subparagraph shall not prevent Employee from
     (1) Disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Employee’s judgment) in connection with the performance by Employee of Employee’s duties and responsibilities;
     (2) Disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of subparagraph (c) of this paragraph); and
     (3) Disclosing any information about this Agreement and Employee’s other compensation arrangement to Employee’s spouse, financial advisors or attorneys, or to enforce any of Employee’s rights under this Agreement.
     (c) Commitment to Seek Protective Order. If Employee is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Employee will notify Parent promptly so that the Company may seek a protective order or other appropriate remedy or, in Parent’s sole discretion, waive compliance with the terms of this subparagraph, and Employee will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy. If no such protective order or other remedy is obtained, or Parent waives compliance with the terms of this paragraph, Employee will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.
     7. Miscellaneous Provisions.
     (a) No Mitigation, No Offset. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination. Except as provided in subparagraph 5(c)(3), Parent’s or Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others whether by reason of the subsequent employment of Employee or otherwise.
     (b) Arbitration. Except to the extent provided in paragraph 7(d), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Dallas, Texas and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Parent and Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.
     (c) Interest. Until paid, all past due amounts required to be paid by the Company to Employee under any provision of this Agreement shall bear interest at the per annum rate equal to the higher of (1) 12% or (2) the prime rate announced from time to time by the Company’s primary bank lender, plus 3%, in either case subject to the maximum rate allowed by law.
     (d) Equitable Relief Available. Employee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of paragraph 6 by Employee. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Employee agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of paragraph 6 (without the requirement to post any bond), as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.
     (e) Not A Contract of Employment. Employee acknowledges that this Agreement is not an “employment agreement” or “employment contract” (written or otherwise), as either term is used or defined in, or contemplated by or under
     (1) Parent’s LTIP;
     (2) Any other plan or agreement to which the Company is a party; or
     (3) Applicable statutory, common or case law.
     (f) Breach Not- a Defense. The representations and covenants on the part of Employee contained in paragraph 6 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Employee contained in paragraph 6.
     (g) Notices. Any Notice of Termination or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):
     (1) If to Parent, Employer or the Company, 5205 North O’Connor Boulevard, Suite 900, Irving, Texas 75039, Attention: General Counsel.
     (2) If to Employee, the address of Employee set forth below Employee’s signature on the signature page of this Agreement.
     (h) Assumption by Parent Successor. Parent shall require any Parent Successor (regardless of whether the Parent Successor is the direct or indirect successor to all or substantially all of the business or assets of Parent and regardless of whether it became the Parent Successor by purchase of securities, merger, consolidation, sale of assets or otherwise), to expressly assume and agree to perform the obligations to be performed by the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
     (i) Assignment. Employer may assign its duties and obligations hereunder to any other direct or indirect majority-owned subsidiary of Parent, but shall remain secondarily liable for the performance of this Agreement by Parent and/or any such assignee. Except pursuant to either the immediately preceding sentence or an assumption by a Parent Successor, the rights and obligations of Parent and Employer pursuant to this Agreement may not be assigned, in whole or in part, by Parent or Employer to any other person or entity without the express written consent of Employee. The rights and obligations of Employee pursuant to this Agreement may not be assigned, in whole or in part, by Employee to any other person or entity without the express written consent of the Board.
     (j) Successors. This Agreement shall be binding on, and shall inure to the benefit of, Parent, Employer, the Company, Employee and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.
     (k) Amendments and Waivers. No provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Employee, Parent and Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     (l) Complete Agreement. This Agreement replaces and supersedes all prior agreements, if any, among the parties with respect to the payments to be made to Employee upon termination of employment following a Change in Control, including, but not limited to, the Change in Control Agreement between Parent, Employer and Employee, as in effect immediately prior to the date hereof, and the provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof. Nothing in this subparagraph (l) is intended to, or shall be construed to, (1) supercede the Severance Agreement at any time prior to the time expressly provided in paragraph 2 hereof or (2) limit Employee’s rights upon the occurrence of a Change in Control under the LTIP or any other Company plan, policy, program or practice (other than any plan, policy, program or practice primarily providing severance or other termination benefits) generally applicable to similarly situated employees.
     (m) Governing Law. THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.
     (n) Attorney Fees. All legal fees and other costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by Parent and Employer to Employee, on a quarterly basis, upon presentation of proof of such expenses, provided, however, that if Employee asserts any claim in any contest and Employee shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement, Employee shall reimburse Parent and Employer for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually. The Company shall be responsible for, and shall pay, all legal fees and other costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement, regardless of whether such dispute or controversy is resolved in favor of the Company or Employee.
     (o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     (p) Construction. The captions of the paragraphs, subparagraphs and sections of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a “paragraph,” “subparagraph,” “section,” “subsection,” or “schedule” shall be considered to be references to the appropriate paragraph, subparagraph, section, subsection, or schedule, respectively, of this Agreement. As used in this Agreement, the term “including” shall mean “including, but not limited to.”
     (q) Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

     (r) Survival. Notwithstanding anything else in this Agreement to the contrary (including, without limitation, the termination of this Agreement in accordance with paragraph 1), paragraphs 6 and 7, and, to the extent that any of Parent’s and Employer’s obligations thereunder have not theretofore been satisfied, paragraph 5 of this Agreement shall survive the termination hereof.
     (s) Joint and Several Liability. Parent and Employer (or any assignee of Employer pursuant to paragraph 7(i)) shall each be jointly and severally liable to Employee hereunder with regard to any obligation imposed by the terms hereof on Parent or Employer.
(SIGNATURE PAGE ATTACHED)

     In witness whereof, the parties have executed this Agreement effective as of the date first written above.

PIONEER NATURAL RESOURCES COMPANY

By:

Name:	Larry Paulsen
Title:	VP, Administration

Pioneer Natural Resources USA, Inc.

By:

Name:	Larry Paulsen
Title:	VP, Administration

EMPLOYEE:

Address: